Exhibit 10.1

July 20, 2007

Mr. Roger Fradin
26 Crane Road
Lloyd Harbor, NY 11743

Dear Roger:

I am pleased to confirm the terms and conditions of your compensation and benefits package. As you know, this compensation package is subject to approval by the Management Development and Compensation Committee of the Board of Directors (“MDCC”) before it can take effect. We will seek approval of this proposed package at the MDCC meeting on July 27, 2007.

COMPENSATION

Base Salary: Your new annual base salary will be $1,000,000, effective July 30, 2007. Your next base salary review will occur in March 2009 and any adjustment at that time will be based on your performance and other relevant factors.

Annual Incentive Compensation: Your target incentive compensation opportunity will remain at 100% of your annual cash base salary earnings during the year. Annual incentive compensation awards are paid in accordance with the terms of the Incentive Compensation Plan, as amended from time to time.

Long-Term Incentive Awards: Starting in 2008, you will be eligible for an annual stock option award valued at $2,000,000 using Honeywell’s Black-Scholes option valuation. Stock options generally vest ratably over four years.

You will continue to be eligible for Growth Plan Units under our Growth Plan and your next Growth Plan grant will be in the first quarter of 2009. The number of Growth Plan Units awarded to you will be determined at the time of your 2009 annual option award in accordance with the valuation methodology used for other Honeywell executive officers.

You will also be eligible for a restricted stock unit grant in 2009 under Honeywell’s discretionary restricted stock unit program.

The terms of all equity awards and Growth Plan grants are governed by the terms of the 2006 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “2006 Stock Incentive Plan”), or a successor plan, and the relevant award agreements.

RETENTION BENEFITS

In addition to the basic elements set forth above, we will also seek approval of the following additional items from the MDCC at its July 27, 2007 meeting:

Restricted Units

An award of 203,000 restricted stock units granted under the terms of the 2006 Stock Incentive Plan and the relevant award agreement. The award will vest as follows, provided that you are employed by Honeywell as of the applicable vesting dates:

•   67,666 units on the first anniversary of the Date of Grant
•   67,666 units on the second anniversary of the Date of Grant
•   67,668 units on the third anniversary of the Date of Grant

The “Date of Grant” will be the date that the MDCC approves the grant. You will become 100% vested in the restricted units set forth above in the event of your death, Disability, or involuntary termination without Cause. “Disability” and “Cause” are defined as set forth in the “2006 Stock Incentive Plan.”

Additional Retirement Benefit

In order to provide you with a meaningful benefit so that we may retain your services through at least age sixty, we will provide you with an annual pension benefit equal to fifty percent of your 3-year average base plus bonus at termination (the “SERP Benefit”). You will only forfeit this benefit if you voluntarily leave Honeywell before you attain age 60 or you are terminated for Cause prior to age 60. The precise terms of this SERP Benefit are described more fully below.

Subject to the terms and conditions set forth herein, upon termination of your employment with Honeywell, you will be entitled to payment by Honeywell of a SERP Benefit, expressed as a life annuity commencing on the later of your sixtieth birthday or your termination of employment, equal to the product of 50% times your Final Average Compensation (as defined below); provided, however, if prior to your sixtieth birthday your employment is terminated by Honeywell for Cause or you voluntarily leave Honeywell’s employment, you shall forfeit such SERP Benefit. The SERP Benefit shall be reduced by 4% for each year (or pro rata for any portion thereof) during which you collect your SERP Benefit prior to attainment of age 60. In the event of your death (if the SERP Benefit has not been paid in a lump sum), an annual survivor benefit equal to 50% of the SERP Benefit shall be payable to your surviving spouse (if any) commencing on the later of the date you would have attained age 60 or your date of death and continuing for her life. This SERP Benefit is in addition to any benefits that you may be provided under the Retirement Earnings Plan or any nonqualified pension plan in which you participate at Honeywell.

The SERP Benefit shall be payable at such time and in such manner and shall in all other respects be subject to such terms and conditions, including, without limitation, interest rate and mortality assumptions, as are applicable to retirement benefits payable under the Honeywell supplemental retirement plan in which you participate as of the date on which your employment terminates. For purposes of this Agreement, “Final Average Compensation” shall mean the average of your base salary and annual bonus (earned not paid) with respect to the three calendar years coincident with or immediately preceding the end of your employment with Honeywell. “Cause” is defined as set forth in the “2006 Stock Incentive Plan.”

The Company reserves the right to change the payment terms of the SERP Benefit to the extent necessary to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

Roger, I very much look forward to continuing working with you. Your talent, experience and background are terrific assets to Honeywell.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Congratulations,

/s/ David M. Cote

David M. Cote
Chief Executive Officer and Chairman of the Board

Read and Accepted:

/s/ Roger M. Fradin

Signature	Date July 27, 2007